Exhibit 35.3

ANNUAL COMPLIANCE CERTIFICATE

General Electric Capital Corporation (the “Servicer”) hereby certifies as of December 31, 2008 as follows:

1.                                       The undersigned has reviewed, for the period beginning January 1, 2008 and ending May 22, 2008 (the “Sub-Servicing Period”): (a) the activities of the Servicer as they related to the Amended and Restated Service Agreement, dated as of May 25, 2006, between the Servicer and GE Money Bank (the “Sub-Servicing Agreement”) and (b) the Servicer’s performance under the Sub-Servicing Agreement.  The undersigned has also reviewed, for the period beginning May 22, 2008 and ending December 31, 2008 (the “Servicing Period” and, together with the Sub-Servicing Period, the “Reporting Period”): (a) the activities of the Servicer as they related to the Servicing Agreement, dated as of June 27, 2003 (as amended and supplemented from time to time, the “Servicing Agreement”, and together with the Sub-Servicing Agreement, the “Agreements”), between the Servicer and GE Capital Credit Card Master Note Trust and (b) the Servicer’s performance under the Servicing Agreement.  The performance by the Servicer of its obligations under the Agreements has been made by persons under the direct supervision of the undersigned.

2.                                       To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Agreements, the Servicer has fulfilled all of its obligations under the Agreements in all material respects for the Reporting Period.

This report is delivered pursuant to Item 1123 of Regulation AB.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Robert Green
Name:	Robert Green
Title:	Vice President